Exhibit 5.1
December 21, 2007
Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803

Re:	Registration Statement on Form S-3
Registration No. 333-147715
Ladies and Gentlemen:
     We have served as counsel to Nuance Communications, Inc., a Delaware corporation (the “Company”) and certain selling stockholders, in connection with the offer and sale in an underwritten offering (the “Offering”) of up to 7,000,000 shares of the Company’s common stock, par value $0.001 per share (including 1,050,000 shares of common stock as to which the underwriters have been granted an over-allotment option by the Company) (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-147715) (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on November 29, 2007, the prospectus included in the Registration Statement (the “Prospectus”), a preliminary prospectus supplement dated December 12, 2007 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated December 19, 2007 (the “Final Prospectus Supplement”).  We have been advised by the Company that all of the Shares are to be sold by the Company as described in the Registration Statement, the Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement.
     You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Act.
     In connection with this opinion, we have examined the Registration Statement, the Preliminary Prospectus Supplement and the Final Prospectus Supplement, each in the form filed with the Commission. We have also examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.
     Based on such examination, we are of the opinion that the Shares, when issued, delivered and paid for in the manner contemplated by the Underwriting Agreement, dated December 19,

Nuance Communications, Inc.
December 21, 2007

2007, between the Company and the Underwriters named in Schedule III thereto, will be validly issued, fully paid and nonassessable.
     Attorneys at our Firm are admitted to the practice of law in the State of New York, and we express no opinion as to the laws of any jurisdiction, other than the Federal laws of the United States of America, the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statues of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.
     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati